AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

CYPRESS SEMICONDUCTOR CORPORATION

AND

IN-SYSTEM DESIGN, INC.

AND,

WITH RESPECT TO ARTICLE VII,

U.S. BANK TRUST, N.A., AS ESCROW AGENT,

AND LYNN WATSON AS SECURITYHOLDER AGENT

Dated as of August 19, 2001

TABLE OF CONTENTS

Page

ARTICLE I THE MERGER	1

1.1 1.2 1.3 1.4 1.5 1.6 1.7 1.8	The Merger Effective Time Effect of the Merger Articles of Incorporation; Bylaws Directors and Officers Merger Consideration Dissenting Shares for Holders of Company Capital Stock Surrender of Certificates	1 2 2 2 2 3 5 5

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY	6

2.1 2.2 2.3 2.4 2.5 2.6 2.7 2.8 2.9 2.10 2.11 2.12 2.13 2.14 2.15 2.16 2.17 2.18 2.19 2.20 2.21 2.22 2.23 2.24	Organization of the Company
Company Capital Structure
Subsidiaries
Authority
Company Financial Statements
No Undisclosed Liabilities
No Changes
Tax and Other Returns and Reports
Restrictions on Business Activities
Title to Properties; Absence of Liens and Encumbrances
Intellectual Property
Agreements, Contracts and Commitments
Interested Party Transactions
Compliance with Laws
Litigation
Insurance
Minute Books
Environmental Matters
Brokers’ and Finders’ Fees; Third Party Expenses
Employee Matters and Benefit Plans
Accounts Receivable; Inventory; Backlog; Customers; Inventory
Warranties; Indemnities
Materials and Parts
Representations and Materials Complete	7 7 8 8 9 9 9 10 12 12 13 16 18 18 18 18 19 19 20 20 24 24 24 24

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	25

3.1 3.2 3.3	Organization, Standing and Power Authority Litigation	25 25 26

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TABLE OF CONTENTS (continued)

Page

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME	26

4.1 4.2	Conduct of Business of the Company No Solicitation	26 29

ARTICLE V ADDITIONAL AGREEMENTS	29

5.1 5.2 5.3 5.4 5.5 5.6 5.7 5.8 5.9 5.10 5.11 5.12 5.13 5.14 5.15 5.16 5.17	Stockholder Approval Access to Information Expenses Public Disclosure Consents FIRPTA Compliance Reasonable Efforts Notification of Certain Matters Employee Matters NYSE Form S-8 Additional Documents and Further Assurances Termination of 401(k) Plan Noncompetition Agreements New Options Employee Bonus Indemnification	29 30 30 30 30 30 30 31 31 31 31 31 32 32 32 32 32

ARTICLE VI CONDITIONS TO THE MERGER	32

6.1 6.2 6.3	Conditions to Obligations of Each Party to Effect the Merger Additional Conditions to Obligations of the Company Additional Conditions to the Obligations of Parent and Merger Sub	32 33 33

ARTICLE VII SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW	35

7.1 7.2 7.3	Survival of Representations and Warranties Escrow Arrangements Right of Set-Off	35 35 42

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER	42

8.1 8.2 8.3 8.4	Termination Effect of Termination Amendment Extension; Waiver	42 43 43 43

ARTICLE IX GENERAL PROVISIONS	44

9.1 9.2 9.3 9.4 9.5 9.6	Notices Interpretation Counterparts Entire Agreement; Assignment Severability Other Remedies	44 45 45 45 46 46

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TABLE OF CONTENTS (continued)

Page

9.7 9.8 9.9	Governing Law Rules of Construction Specific Performance	46 46 46

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AGREEMENT AND PLAN OF REORGANIZATION

     This AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered into as of August 19, 2001 by and among Cypress Semiconductor Corporation, a Delaware corporation (“Parent”), In-System Design, Inc., an Idaho corporation (the “Company”), U.S. Bank Trust, N.A. (the “Escrow Agent”) and Lynn Watson (the “Securityholder Agent”) (the Escrow Agent and the Securityholder Agent being signatories with respect to Article VII and IX hereof only).

RECITALS

     A.  The Boards of Directors of each of the Company and Parent believe it is in the best interests of each company and their respective stockholders that Parent acquire the Company through the statutory merger (the “Merger”) of the Company and a wholly-owned subsidiary of Parent that will be formed under the Idaho Business Corporation Act prior to the Effective Time (“Merger Sub”) in accordance with the terms and conditions of this Agreement, and, in furtherance thereof, have approved the Merger.

     B.  Pursuant to the Merger and subject to the terms and conditions of this Agreement, all of the issued and outstanding shares of capital stock of the Company shall be converted into the right to receive cash, and all outstanding options, warrants and other rights to acquire or receive shares of such capital stock shall be assumed and converted into options, warrants or rights to acquire or receive shares of Parent Common Stock.

     C.  A portion of the cash consideration otherwise payable by Parent in connection with the Merger shall be placed in escrow by Parent, the release of which amount shall be contingent upon certain events and conditions, all as set forth in Article VII hereof.

     D.  Concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain stockholders of the Company are entering into Voting Agreements in substantially the form attached hereto as Exhibit A (the “Voting Agreements”) and certain key employees of the Company are entering into agreements not to compete with Parent in the form of Exhibit B hereto (the “Noncompetition Agreements”).

     E.  The Company and Parent desire to make certain representations and warranties and other agreements in connection with the Merger.

     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, intending to be legally bound hereby the parties agree as follows:

ARTICLE I

THE MERGER

     1.1   The Merger . At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Idaho Business Corporation Act (“Idaho Law”), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The surviving corporation after the Merger is sometimes referred to hereinafter as the “Surviving Corporation.” Parent shall form Merger Sub under the Idaho Business Corporation Act as soon as practicable after the date hereof and prior to the Effective Time. Parent shall cause Merger Sub to execute and deliver to the Company a joinder sufficient with the execution of the other parties thereto (other than Parent) for Merger Sub to become a party to this Agreement.

     1.2   Effective Time. Unless this Agreement is earlier terminated pursuant to Section 8.1, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. local time as promptly as practicable, but no later than two (2) business days following satisfaction or waiver of the conditions set forth in Article VI (other than those conditions which by their terms are not to be satisfied or waived until the Closing), at the offices of Wilson Sonsini Goodrich &Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, unless another date, place or time is agreed to in writing by Parent and the Company. The date upon which the Closing actually occurs is herein referred to as the “Closing Date.” On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing Articles of Merger in such form as shall be agreed upon by Parent and the Company (the “Articles of Merger”) with the Idaho Secretary of State, in accordance with the relevant provisions of applicable Idaho Law (the time of filing with the Idaho Secretary of State being referred to herein as the “Effective Time”).

     1.3  Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Idaho Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4  Articles of Incorporation; Bylaws.

(a) Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Articles of Incorporation of the Company shall be amended and restated to be the same as the Articles of Incorporation of the Merger Sub as in effect immediately prior to the Effective Time, and such amended and restated Articles of Incorporation shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with Idaho Law and as provided in such Articles of Incorporation.

(b) Unless otherwise determined by Parent prior to the Effective Time, the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation at the Effective Time, until thereafter amended in accordance with Idaho Law and as provided in the Articles of Incorporation of the Surviving Corporation and such Bylaws.

     1.5   Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of Idaho Law and the Articles of Incorporation and Bylaws of the Surviving Corporation until their successors are duly elected and qualified. Unless otherwise determined by Parent prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the provisions of the Bylaws of the Surviving Corporation.

1.6 Merger Consideration.

(a) Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“20-Day Average Price” shall mean the average closing price of a share of Parent Common Stock for the twenty (20) consecutive trading days beginning on the twenty-second (22nd) trading day prior to the Closing Date.

“Company Capital Stock” shall mean shares of Company Common Stock, Company Series A Preferred Stock and any other capital stock of the Company.

“Company Common Stock” shall mean shares of the Company’s Class A common stock, $0.10 par value per share, and Class B common stock, $0.10 par value per share.

“Company Convertible Securities” shall mean Company Series A Preferred Stock, Company Options and any other rights to acquire or receive shares of Company Capital Stock.

“Company Options” shall mean all issued and outstanding options to purchase or otherwise acquire Company Capital Stock, whether or not vested, but shall not include Company Series A Preferred Stock.

“Company Series A Preferred Stock” shall mean shares of the Company’s Series A Preferred Stock, $0.10 par value per share.

“Company Stockholders” shall mean holders of shares of Company Capital Stock immediately prior to the Effective Time.

“Escrow Amount” shall mean an amount of cash equal to $2,250,000.

“Exchange Price” shall mean (i) the Total Transaction Value divided by (ii) the Total Outstanding Shares (with the result rounded to four decimal places).

“Option Exchange Ratio” shall mean (i) the Exchange Price divided by (ii) the 20-Day Average Price (with the result rounded to four decimal places).

“Parent Common Stock” shall mean shares of common stock, $0.01 par value per share, of Parent.

“Total Outstanding Shares” shall mean the number of shares of Company Common Stock and shares of Company Common Stock issuable upon exercise or conversion of Company Convertible Securities, in each case outstanding immediately prior to the Effective Time, except shares to be cancelled pursuant to Section 1.6(f) below.

“Total Transaction Value” shall mean $45,000,000; provided however, that if the Company’s Third Party Expenses (as defined in Section 5.3) exceed $275,000, then the Total Transaction Value shall be reduced to the extent that such Third Party Expenses exceed $275,000.

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(b) Conversion of Company Common Stock. Subject to the terms and conditions of this Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or any Company Stockholder, each share of Company Common Stock (other than any Dissenting Shares, as defined in Section 1.7, or any shares of Company Common Stock held by the Parent) will be canceled and extinguished and be converted automatically into the right to receive, upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 1.8(c) an amount of cash equal to the Exchange Price, rounded to the nearest whole cent. Except as set forth in the definition of “Total Transaction Value”, there shall be no adjustment in the Exchange Price as a result of any cash proceeds received by the Company from the date hereof to the Closing Date pursuant to the exercise of Company Convertible Securities. Notwithstanding the foregoing, the amount of cash to be distributed at the Closing to Company Stockholders with respect to shares of Company Common Stock shall be reduced pursuant to the escrow provisions of Section 1.8(b) and Article VII hereof.

(c) Assumption of Company Options. At the Effective Time, each outstanding Company Option issued pursuant to the Company’s 1997 Stock Option Plan and 1999 Stock Option/Stock Issuance Plan (the “Option Plans”) or otherwise, whether vested or unvested, will be assumed by Parent in connection with the Merger. Each Company Option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the applicable Option Plan and/or as provided in the respective option agreements immediately prior to the Effective Time (including, without limitation, any vesting schedule or repurchase rights), except as follows:

(1) each such Company Option will be exercisable for that number of whole shares of Parent Common Stock equal to (y) the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by (z) the Option Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, and;

(2) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option will be equal to (y) the exercise price per share of Company Capital Stock at which such Company Option was exercisable immediately prior to the Effective Time divided by (z) the Option Exchange Ratio, rounded up to the nearest whole cent;

(d) Option Status. It is the intention of the parties hereto that Company Options assumed by Parent following the Closing pursuant to Section 1.6(c) will, to the extent permitted by applicable law, qualify as incentive stock options as defined in Section 422 of the Code, to the extent any such Company Options qualified as incentive stock options immediately prior to the Effective Time.

(e) Adjustments to Parent Common Stock. The number of shares of Parent Common Stock issuable upon the exercise of Company Options assumed by Parent pursuant to Section 1.6(c), and the exercise price of such assumed Company Options, shall be adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Capital Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Capital Stock after the date hereof.

(f) Cancellation of Parent-Owned and Company-Owned Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto, each share of Company Capital Stock owned by Parent, Merger Sub, the Company or any direct or indirect wholly-owned subsidiary thereof, immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.

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(g) Capital Stock of Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto, each share of capital stock of the Merger Sub issued and outstanding immediately prior to the Effective Time will be canceled and extinguished. Each stock certificate of Merger Sub evidencing ownership of any shares of Merger Sub shall after the Effective Time evidence ownership of shares of capital stock of the Surviving Corporation.

1.7 Dissenting Shares for Holders of Company Capital Stock.

(a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has demanded and perfected appraisal rights for such shares in accordance with Idaho Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights (“Dissenting Shares”), shall not be converted into or represent a right to receive cash pursuant to Section 1.6, but the holder thereof shall only be entitled to such rights as are granted by Idaho Law.

(b) Notwithstanding the provisions of subsection (a), if any holder of shares of Company Capital Stock who demands appraisal of such shares under Idaho Law shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive cash as provided in Section 1.6 (and be subject to the provisions of Section 7.2 hereof), without interest thereon, upon surrender of the certificate representing such shares.

(c) The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Capital Stock, withdrawals of such demands, and any other instruments served pursuant to Idaho Law and received by the Company prior to the Closing and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under Idaho Law. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal of capital stock of the Company or offer to settle or settle any such demands.

1.8 Surrender of Certificates.

(a) Exchange Procedures. Prior to the Closing, Parent shall cause to be mailed to each Company Stockholder (i) a letter of transmittal (which shall be in such form and contain such provisions as Parent and the Company shall mutually agree and which shall specify that delivery shall be effected, and risk of loss and title to the certificates which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock (the “Company Certificates”) whose shares are converted into the right to receive Stockholder Cash Payments pursuant to Section 1.6(b), shall pass, only upon delivery of the Company Certificates to the Parent) and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for the Stockholder Cash Payment to which such Company Stockholder is entitled pursuant to Section 1.6(b). At the Closing, each Company Stockholder who has delivered to the Parent at least two (2) business days prior to the Closing Date Company Certificate(s) for cancellation and a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, shall be entitled to receive, and Parent shall promptly deliver in exchange therefor, the Stockholder Cash Payment to be received (less any amount of cash to be deposited in the Escrow Fund (as defined in Section 7.2(b) hereof) on such holder’s behalf pursuant to this Section 1.8(a) and Article VII hereof), and the Company Certificate so surrendered shall forthwith be cancelled. As soon as practicable after the Effective Time, Parent shall deliver to the Escrow Agent (as defined in Article VII) an amount equal to the Escrow Amount out of the cash otherwise payable pursuant to Section 1.6 and this Section 1.8(a). The portion of the Escrow Amount contributed on behalf of any Company Stockholder shall be equal to the quotient of (i) the cash such Company Stockholder would otherwise be entitled to receive in the Merger by virtue of ownership of outstanding shares of Company Capital Stock immediately prior to the Effective Time (the “Stockholder Cash Payment”), divided by (ii) the sum of all Stockholder Cash Payments payable to all Company Stockholders at the Effective Time.

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(b) Transfers of Ownership. If any portion of the Stockholder Cash Payment is to be paid to any person other than the person(s) in whose name(s) the Company Certificate surrendered in exchange therefor is registered, it will be a condition of such payment that the Company Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person(s) requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the payment of such Stockholder Cash Payment other than to the registered holder(s) of the Company Certificate surrendered.

(c) Lost, Stolen or Destroyed Certificates. If any Company Certificates evidencing shares of Company Capital Stock shall have been lost, stolen or destroyed, the Payment Agent shall pay the Stockholder Cash Payment in exchange for such lost, stolen or destroyed Company Certificates, upon the delivery by the holder thereof of an affidavit of that fact by the holder thereof containing customary indemnification provisions.

(d) No Liability. Notwithstanding anything to the contrary in this Section 1.8, neither Parent nor any party hereto shall be liable to a holder of shares of Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e) No Further Ownership Rights in Company Capital Stock. The Stockholder Cash Payment paid to the holders of Company Capital Stock in accordance with the terms hereof shall be deemed to be in full satisfaction of all rights pertaining to shares of Company Capital Stock outstanding prior to the Effective Time, and there shall be no further registration of transfers on the records of Parent of shares of Company Capital Stock that were outstanding prior to the Effective Time. If, after the Effective Time, Company Certificates are presented to Parent for any reason, they shall be canceled and paid as provided in this Article I.

(f) Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Parent are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Subject to such exceptions as are clearly disclosed in the disclosure schedules (referencing the appropriate section of this Article II, or as otherwise would be apparent to a reasonably prudent person based on the substance of such disclosure and not on any information not included in such disclosure) delivered herewith by the Company to Parent (the “Company Schedules”), the Company represents and warrants to Parent that the following are true and correct as of the date hereof and shall be true and correct as of the Effective Time, except where expressly stated to be true as of a specified date prior to the Effective Time, in which case it shall, as of the Effective Time, continue to be true as of such specified date:

     2.1  Organization of the Company. The Company and each Company Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The Company and each Company Subsidiary has the power to own its properties and to carry on its business as now being conducted. The Company and each Company Subsidiary is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on the Company. The Company has delivered a true and correct copy of its charter documents and the charter documents of each Company Subsidiary, each as amended to date, to Parent.

     2.2   Company Capital Structure.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of 1,000,000 shares of authorized Company Class A Common Stock, of which 449,250 shares are issued and outstanding, 9,000,000 shares of authorized Company Class B Common Stock, of which 12,663 shares are issued and outstanding and 500,000 shares of authorized Company preferred stock, $0.10 par value per share, 100,000 of which are designated Company Series A Preferred Stock, none of which are issued and outstanding. The Company Capital Stock is held of record by the persons, with the addresses of record and in the amounts set forth on Schedule 2.2(a). All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound. All preferential rights of Company Series A Preferred Stock in connection with or arising from the Merger are as set forth in the Articles of Incorporation of the Company or as provided under Idaho Law. The rights, privileges and preferences of the Company Class A Common Stock and the Company Class B Common Stock are identical, except that the Company Class B Common Stock is non-voting.

(b) As of the date of this Agreement, the Company has reserved 100,000 shares of Company Common Stock for issuance to employees and consultants pursuant to the Company’s 1997 Stock Option Plan, of which 78,750 shares are subject to outstanding, unexercised options and 21,250 shares remain available for future grant. As of the date of this Agreement, the Company has reserved 200,000 shares of Company Common Stock for issuance to employees and consultants pursuant to the Company’s 1999 Stock Option/Stock Issuance Plan, of which 139,300 shares are subject to outstanding, unexercised options; 5,600 shares have been issued pursuant to the exercise of options granted pursuant to such plan and are outstanding (all of which have been accounted for in the calculation of the number of shares of Class B Common Stock outstanding in 2.2(a) above); and 55,100 shares remain available for future grant. The Company has reserved no shares of Company Common Stock for issuance upon exercise of outstanding Company Options granted outside the Option Plans. Schedule 2.2(b) sets forth for each outstanding Company Option, the name of the holder, the domicile address of the holder, the number of shares of Common Stock subject to such option, the exercise price of such option and the vesting schedule for such option, including the extent such option is vested to date and whether and to what extent the exercisability of such option will be accelerated by reason of the transactions contemplated by this Agreement. Except for Company Options described in Schedule 2.2(b), there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. The holders of Company Options have been or will be given, or shall have properly waived, any required notice prior to the Merger, and all such rights to notice will be terminated at or prior to the Effective Time. At the Effective Time, Parent will be the record and sole beneficial owner of all capital stock of Company and rights to acquire or receive such capital stock. Except as contemplated by this Agreement, there are no rights agreements, voting trust, proxy or other agreement or understanding to which the Company is a party or by which it is bound or of which it has knowledge with respect to any equity security of any class of the Company. All of the Company’s outstanding securities were issued in compliance with all applicable state and federal securities laws.

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     2.3  Subsidiaries. Except for the subsidiaries listed on Schedule 2.3, the Company does not have and has never had any subsidiaries and does not otherwise own and has never otherwise owned any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity (“Subsidiary”). The Company beneficially owns, directly or indirectly, all of the outstanding securities of each Company Subsidiary.

     2.4  Authority.

(a) Subject to the requisite approval of the Merger and this Agreement by the stockholders of the Company pursuant to Idaho Law, the Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The vote required of the Company Stockholders to approve the Merger and this Agreement is the holders of a majority of the Company’s Class A Common Stock. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to such stockholder approval. The Company’s Board of Directors has unanimously approved the Merger and this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms. The execution and delivery of this Agreement by the Company does not, and, subject to the receipt of such stockholder approval, as of the Effective Time, the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (i) any provision of the Articles of Incorporation or Bylaws of the Company, (ii) any mortgage, indenture, lease, material contract or other material agreement or instrument, or (iii) any permit, concession, franchise, license, judgment, order, decree, or material federal, state or local statute, law, ordinance, rule or regulation (“Law”) applicable to the Company or its properties or assets. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission (“Governmental Entity”) (so as not to trigger any Conflict) is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for the filing of the Articles of Merger with the Idaho Secretary of State.

(b) No consent, waiver, approval or authorization of any third party (so as not to trigger any Conflict) is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for the consents, waivers, authorizations, filings, approvals and registrations which are set forth on Schedule 2.4. The Company is not engaged in manufacturing within the meaning of the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and its implementing regulations.

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     2.5  Company Financial Statements.  Schedule 2.5 sets forth the Company’s audited balance sheet as of December 31, 2000 and the related statement of income and statements of stockholders equity and cash flow for the fiscal year then ended, and the Company’s unaudited balance sheet as of July 31, 2001 (the “Balance Sheet”) and the related statements of operations, cash flows and stockholders’equity for the seven month period then ended (collectively, the “Company Financials”). The Company Financials have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods presented except that the unaudited Company Financials do not contain footnotes required by GAAP and are subject to normal year-end adjustments which will not be material individually or in the aggregate. The Company Financials fairly present the financial position of the Company as of their dates and results of operations for the periods then ended subject in the case of the unaudited financial statements to normal year-end audit adjustments which will not be material individually or in the aggregate.

     2.6  No Undisclosed Liabilities. The Company does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other of a nature whether or not required to be reflected in financial statements in accordance with GAAP, (“Liabilities”) which individually or in the aggregate are material to the business, results of operations or financial condition of the Company except Liabilities that: (i) are reflected in the unaudited Balance Sheet, (ii) have arisen since the date of the Balance Sheet in the ordinary course of the Company’s business consistent with past practices and are set forth on Schedule 2.6, or (iii) have been incurred after the date hereof in compliance with Section 4.1.

     2.7 No Changes.  Except as set forth on Schedule 2.7, since the date of the Balance Sheet, there has not been, occurred or arisen any:

(a) transaction by the Company except in the ordinary course of business as conducted on the date of the Balance Sheet and consistent with past practices;

(b) amendments or changes to the Articles of Incorporation or Bylaws of the Company;

(c) capital expenditure or commitment by the Company exceeding $20,000 individually or $100,000 in the aggregate;

(d) destruction of, material damage to or loss of any material assets, business or customer of the Company (whether or not covered by insurance);

(e) labor trouble or claim of wrongful discharge or other unlawful labor practice or action;

(f) event or condition that has had or would be reasonably expected to have a Material Adverse Effect on the Company;

(g) change in accounting methods or practices (including any change in depreciation, amortization or revenue recognition policies or rates) by the Company;

(h) revaluation by the Company of any of its assets;

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(i) declaration, setting aside or payment of a dividend or other distribution with respect to the capital stock of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its capital stock;

(j) increase in the salary or other compensation (including any equity-based compensation, bonus or payment) payable or to become payable to any of its officers or directors, or the declaration, payment or commitment or obligation of any kind for the payment of a bonus or other additional salary or compensation to any such person except in the ordinary course of business consistent with past practice or as otherwise contemplated by this Agreement;

(k) sale, lease, license or other disposition of any of the assets or properties of the Company, except in the ordinary course of business consistent with past practices;

(l) amendment or termination (other than pursuant to its terms) of any contract, agreement or license described in Schedule 2.12(a) or Schedule 2.11(n) to which the Company is a party or by which it is bound;

(m) loan by the Company to any person or entity, incurring by the Company of any indebtedness, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others, except for advances to employees for travel and business expenses in the ordinary course of business consistent with past practices;

(n) waiver or release of any material right or claim of the Company, including any write-off or other compromise of any account receivable of the Company;

(o) issuance or sale by the Company of any of its shares of capital stock, or securities exchangeable, convertible or exercisable therefor, or of any other of its securities except for the issuance of Company Common Stock upon the exercise of Company Options;

(p) change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property (as defined in Section 2.11) to the Company other than in the ordinary course of business; or

(q) negotiation or agreement by the Company or any officer or employees thereof to do any of the things described in the preceding clauses (a) through (p) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

(r) termination, voluntary or involuntary, of any key employees;

(s) material reduction in projected purchase requirements by any Company customer set forth on Schedule 2.7 or any notice of intent to reduce such purchases by any such customer.

2.8 T ax and Other Returns and Reports.

(a) Definition of Taxes. For the purposes of this Agreement, “Tax” or, collectively, ” Taxes,” means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

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(b) Tax Returns and Audits. Except as set forth on Schedule 2.8:

(i) The Company has prepared and timely filed all required federal, state, local and foreign returns, estimates, information statements and reports (“Returns”) relating to any and all Taxes concerning or attributable to the Company or its operations and such Returns are true and correct and have been completed in accordance with applicable law.

(ii) The Company: (A) has paid in a timely manner all Taxes it is required to pay and (B) has withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld and has paid all such withheld taxes to the proper governmental agencies.

(iii) There is no Tax deficiency outstanding, proposed or assessed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv) No audit or other examination of any Return of the Company is currently in progress, nor has the Company been notified of any request for such an audit or other examination. The Company is not aware of any factual basis upon which an audit or examination could be based that would result in a material assessment.

(v) The Company does not have any liabilities for unpaid federal, state, local and foreign Taxes which have not been accrued or reserved against on the Balance Sheet, whether asserted or unasserted, contingent or otherwise.

(vi) The Company has provided or made available to Parent copies of all federal and state income and all state sales and use Tax Returns for all periods since the date of the Company’s incorporation.

(vii) There are (and as of immediately following the Effective Time there will be) no liens, pledges, charges, claims, security interests or other encumbrances of any sort (“Liens”) on the assets of the Company relating to or attributable to Taxes except for Liens for Taxes not yet due and payable.

(viii) The Company has no knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company.

(ix) None of the Company’s assets are treated as “tax-exempt use property” within the meaning of Section 168(h) of the Internal Revenue Code of 1986, as amended (the “Code”).

(x) As of the Effective Time, there will not be any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G or 162 of the Code.

(xi) The Company has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company. The Company has not agreed, nor is it required, to make any adjustment under Section 481 of the Code by reason of a change in accounting method.

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(xii) The Company has never been a member of an affiliated group (as defined in Section 1504 of the Code) filing a consolidated federal income Tax Return (or member of any analogous group under applicable local, state or foreign law) other than a group of which the Company was the common parent. The Company is not a party to a tax sharing or allocation agreement nor does the Company owe any amount under any such agreement. The Company does not have any actual or potential liability for Taxes under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) or as a successor or transferee.

(xiii) The Company is not, and has not been at any time, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(xiv) The Company has not constituted either a “Distributing Corporation” or a “Controlled Corporation” in a distribution of stock qualifying for a tax-free treatment under Section 355 of the Code (X) in the two years prior to the date of this Agreement or (Y) in a distribution that could otherwise constitute part of a “Plan” or “Series of Related Transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(xv) No power of attorney relating to tax matters has been granted with respect to the Company.

(xvi) As of immediately before the Effective Time, there is no limitation with respect to the Company’s net operating losses, built in losses, capital losses, tax credits or similar items of the Company under Code Sections 382, 383, 384, or 1502.

     2.9  Restrictions on Business Activities. There is no agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or reasonably would be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company or the conduct of the Company’s business. Without limiting the foregoing, the Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

     2.10    Title to Properties; Absence of Liens and Encumbrances.

(a) The Company owns no real property nor has it ever owned any real property. Schedule 2.10(a) sets forth a list of all real property currently, or at any time in the past, leased or otherwise occupied by the Company (individually a “Company Facility” and collectively, the “Company Facilities”), the name of the lessor, the date of the lease or other occupancy agreement and each amendment or other modification thereto (the “Company Leases”) and the aggregate annual rental and/or other fees payable under any such current Company Leases. All such current Company Leases are in full force and effect, and are valid and enforceable in accordance with their respective terms. The Company is not in breach of or in default under any of such current Company Leases and no event or condition has occurred which could (with the giving of notice or the passage of time or both) constitute a breach of or default under any such current Company Lease. To the Company’s knowledge, no other party to any such current Company Lease is in breach of or in default under any such current Company Leases. No party other than the Company has the right to occupy any Company Facility.

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(b) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens (as defined in Section 2.8(b)(vii)), except as reflected in the Company Financials or in Schedule 2.10(b) and except for Liens for Taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

2.11 Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

“Intellectual Property” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world; (iv) all semiconductor and semiconductor circuit designs; (v) all rights to all mask works, mask work registrations and applications therefor; (vi) all industrial designs and any registrations and applications therefor throughout the world; (vii) all trade names, logos, common law trademarks and service marks; trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world; (viii) all databases and data collections and all rights therein throughout the world; (ix) all computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, all Web addresses, sites and domain names; (x) any similar, corresponding or equivalent rights to any of the foregoing; and (xi) all documentation related to any of the foregoing.

“Company Intellectual Property” shall mean any Intellectual Property that is owned by or exclusively licensed to the Company or any of its Subsidiaries.

“Registered Intellectual Property” shall mean all United States, international and foreign: (i) patents, patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; (iv) mask work registrations and applications to register mask works; and (v) any other Company Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority.

“Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, the Company or any of its Subsidiaries.

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(a) Schedule 2.11(a) sets forth a complete and accurate list of all Company Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered and lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to any of Company Registered Intellectual Property.

(b) Schedule 2.11(b) sets forth a complete and accurate list (by name and version number) of all products or service offerings (including related software) of the Company or any of its Subsidiaries (“Company Products”) that have been distributed or provided since the Company’s inception or which the Company or any of its Subsidiaries currently intends to distribute or provide in the future, including any products or service offerings currently under development.

(c) The Company has no knowledge of any facts or circumstances that would render any of the Company Intellectual Property invalid or unenforceable. Without limiting the foregoing, the Company knows of no information, materials, facts, or circumstances, including any information or fact that would constitute prior art, that would render any of Company Registered Intellectual Property invalid or unenforceable, or would adversely effect any pending application for any Company Registered Intellectual Property and the Company has not misrepresented, or failed to disclose, and has no knowledge of any misrepresentation or failure to disclose, any fact or circumstances in any application for any Company Registered Intellectual Property that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Company Registered Intellectual Property.

(d) No Company Intellectual Property or Company Product is subject to any proceeding or outstanding decree, order, judgment, contract, license, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by the Company or any of its Subsidiaries, or which may adversely affect the validity, use or enforceability of such Company Intellectual Property or Company Product.

(e) Each material item of Company Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of perfecting and maintaining such Company Registered Intellectual Property.

(f) Schedule 2.11(f) sets forth a complete and accurate list of all actions that are required to be taken by the Company within ninety (90) days after the date hereof with respect to any of the Company Registered Intellectual Property.

(g) The Company or its Subsidiaries either own and have good and exclusive title to, or have a valid license to use, each material item of Company Intellectual Property free and clear of any Lien (excluding non-exclusive licenses and related restrictions granted in the ordinary course). Without limiting the foregoing: (i) the Company or its Subsidiaries is the exclusive owner of all trademarks and trade names (other than trademarks and trade names licensed to the Company) used in connection with the operation or conduct of the business of the Company and its Subsidiaries, including the sale, distribution or provision of any Company Products by the Company or its Subsidiaries; and (ii) the Company or its Subsidiaries own exclusively, and have good title to, or have a valid license to use, all copyrighted works that are Company Products or which the Company or any of its Subsidiaries otherwise purports to own or license.

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(h) Except set forth in Schedule 2.11(h), all Company Intellectual Property (other than off-the-shelf commercially available end user software) will be fully transferable, alienable or licensable by the Surviving Corporation without restriction and without payment of any kind to any third party.

(i) To the extent that any technology, software or material Intellectual Property has been developed or created independently or jointly by a third party for the Company or any of its Subsidiaries or is incorporated into any of the Company Products, the Company or its Subsidiaries have a written agreement with such third party with respect thereto and the Company or its Subsidiaries thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a perpetual, non-terminable license (sufficient for the conduct of its business as currently conducted and as currently proposed to be conducted) to all such third party’s Intellectual Property in such work, material or invention by operation of law or by valid assignment, to the fullest extent it is legally possible to do so.

(j) With the exception of “shrink-wrap” or widely-available commercial end-user licenses, all Intellectual Property used in or necessary to the conduct of the Company’s business as presently conducted or currently contemplated to be conducted by the Company was written and created solely by either (i) employees of the Company acting within the scope of their employment or (ii) third parties who have validly and irrevocably assigned all of their rights, including Intellectual Property rights therein, to the Company, and no third party owns or has any rights to any of Company Intellectual Property.

(k) All employees of the Company have entered into valid and binding written agreements with the Company sufficient to vest title in the Company of all Intellectual Property created by such employee in the scope of his or her employment with the Company.

(l) No person who has licensed any Intellectual Property to the Company has ownership rights or license rights to improvements made by the Company in such Intellectual Property.

(m) Neither the Company nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was material Company Intellectual Property, to any third party, or permitted the Company’s rights in such material Company Intellectual Property to lapse or enter the public domain.

(n) Schedule 2.11(n) lists all material contracts, licenses and agreements to which the Company or any of its Subsidiaries is a party: (i) with respect to Company Intellectual Property licensed or transferred to any third party (other than end-user licenses in the ordinary course); or (ii) pursuant to which a third party has licensed or transferred any Intellectual Property to the Company.

(o) All contracts, licenses and agreements relating to either (i) Company Intellectual Property or (ii) Intellectual Property of a third party licensed to the Company or any of its Subsidiaries, are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of such contracts, licenses and agreements. Each of the Company and its Subsidiaries is in material compliance with, and has not materially breached any term of any such contracts, licenses and agreements and, to the knowledge of the Company, all other parties to such contracts, licenses and agreements are in compliance with, and have not materially breached any term of, such contracts, licenses and agreements. Following the Closing Date, the Surviving Corporation and its subsidiaries will be permitted to exercise all of the Company’s rights under such contracts, licenses and agreements to the same extent the Company and its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or its Subsidiaries would otherwise be required to pay.

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(p) Except as set forth on Schedule 2.11(p), neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent or Merger Sub by operation of law or otherwise of any contracts or agreements to which the Company is a party, will result in: (i) either Parent’s or the Merger Sub’s granting to any third party any right to or with respect to any material Intellectual Property right owned by, or licensed to, either of them; (ii) either Parent or Merger Sub being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses; or (iii) either Parent or Merger Sub being obligated to pay any royalties or other material amounts to any third party in excess of those payable by Parent or Merger Sub, respectively, prior to the Closing.

(q) The operation of the business of the Company as it currently is conducted or, to the knowledge of the Company, as it is currently contemplated to be conducted by the Company, including but not limited to the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of Company Products (including products, technology or services currently under development) does not and will not, when conducted by Parent and/or the Surviving Corporation in substantially the same manner following the Closing, infringe or misappropriate any Intellectual Property right of any person, violate any right of any person (including any right to privacy or publicity) or constitute unfair competition or trade practices under the laws of any jurisdiction, and the Company has not received notice from any person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company infringes or misappropriates any Intellectual Property right of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company have knowledge of any basis therefor).

(r) Except as set forth on Schedule 2.11(r), Company Intellectual Property constitutes all the Intellectual Property used in and/or necessary to the conduct of the business of the Company as it currently is conducted, and, to the knowledge of the Company, as it is currently planned or contemplated to be conducted by the Company, including, without limitation, the design, development, manufacture, use, import and sale of products, technology and performance of services (including products, technology or services currently under development).

(s) To the knowledge of the Company, no person has or is infringing or misappropriating any Company Intellectual Property.

(t) The Company and each of its Subsidiaries has taken reasonable steps for companies of similar size and in similar businesses to protect the Company’s and its Subsidiaries’rights in the Company’s material confidential information and trade secrets or any trade secrets or confidential information of third parties provided to Company or any of its Subsidiaries, and, without limiting the foregoing, each of the Company and its Subsidiaries has and enforces a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to Parent and all current and former employees and contractors of Company and any of its Subsidiaries have executed such an agreement, except where the failure to do so is not reasonably expected to be material to Company.

2.12 Agreements, Contracts and Commitments.

(a) Except as set forth on Schedule 2.12(a), the Company does not have, is not a party to nor is it bound by:

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(i) any collective bargaining agreements,

(ii) any agreements or arrangements that contain any severance pay or post-employment liabilities or obligations,

(iii) any bonus, deferred compensation, pension, profit sharing or retirement plans, or any other employee benefit plans or arrangements,

(iv) any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson or any consulting or sales agreement, contract or commitment under which any firm or other organization provides services to the Company,

(v) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement,

(vi) any fidelity or surety bond or completion bond,

(vii) any lease of personal property having a value individually in excess of $100,000,

(viii) any agreement of indemnification or guaranty,

(ix) any agreement, contract or commitment containing any covenant limiting the freedom of the Company to engage in any line of business or to compete with any person,

(x) any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $100,000,

(xi) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company’s business,

(xii) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, including guaranties referred to in clause (viii) hereof,

(xiii) any purchase order or contract for the purchase of raw materials or finished products involving $25,000 or more per order to be incurred by the Company following the date of this Agreement,

(xiv) any construction contracts,

(xv) any distribution, joint marketing or development agreement,

(xvi) any agreement pursuant to which the Company has granted or may grant in the future, to any party, a source-code license or option or other right to use or acquire source-code, or

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(xvii) any other agreement, contract or commitment that involves $25,000 or more or is not cancelable without penalty within thirty (30) days.

(b) Except for such alleged breaches, violations and defaults, and events that would not constitute a material breach, violation or default with the lapse of time, giving of notice, or both, as are all noted in Schedule 2.12(b), the Company has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any agreement, contract or commitment required to be set forth on Schedule 2.12(a) or Schedule 2.11(n) (any such agreement, contract or commitment, a “Contract”). Each Contract is in full force and effect and, except as otherwise disclosed in Schedule 2.12(b), is not subject to any default thereunder of which the Company has knowledge by any party obligated to the Company pursuant thereto.

     2.13  Interested Party Transactions. No officer or director of the Company (nor, to the knowledge of the Company, any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an economic interest in any entity which furnished or sold, or furnishes or sells, services or products that the Company furnishes or sells, or proposes to furnish or sell, (ii) an economic interest in any entity that purchases from, or sells or furnishes to, the Company any goods or services or (iii) a beneficial interest in any contract or agreement set forth on Schedule 2.12(a) or Schedule 2.11(n); provided, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any entity” for purposes of this Section 2.13.

     2.14  Compliance with Laws. The Company has complied with, is not in material violation of, and has not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation.

     2.15  Litigation. Except as set forth on Schedule 2.15, there is no action, suit or proceeding of any nature of which the Company has been notified or, to the Company’s knowledge, threatened or pending against the Company, its properties or any of its officers or directors, in their respective capacities as such or that challenges or which may prevent or delay or render illegal, the transactions contemplated hereby. There is no investigation of which the Company has been notified or, to the Company’s knowledge, threatened or pending against the Company, its properties or any of its officers or directors in their respective capacities as such by or before any Governmental Entity and, to the Company’s knowledge, there is no reasonable basis for such investigation. Schedule 2.15 sets forth, with respect to any pending or, to the knowledge of the Company, threatened action, suit, proceeding or investigation, the forum, the parties thereto, the subject matter thereof and the amount of damages claimed or other remedy requested. The Company has received no notice that any Governmental Entity has at any time challenged or questioned the legal right of the Company to manufacture, offer or sell any of its products in the present manner or style thereof.

     2.16  Insurance. With respect to the insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, a listing of which is contained in Schedule 2.16, there is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Company is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

     2.17  Minute Books. The minute books of the Company made available to counsel for Parent are the only minute books of the Company and contain an accurate and complete description of all meetings of directors (including committees thereof) and stockholders or actions by written consent since the time of incorporation of the Company.

     2.18  Environmental Matters.

(a) Hazardous Material. The Company has not operated any underground storage tanks, and has no knowledge of the existence during the period of its ownership, operation, occupation or leasehold, of any underground storage tank at any property that the Company has at any time owned, operated, occupied or leased. The Company has not, at any time, disposed of, discharged, emitted or released any amount of any substance that has been designated by any applicable federal, state or local law to be a “hazardous substance,” “hazardous waste,” “hazardous material” or “toxic substance” or words of similar import, under any Environmental Laws, including, without limitation, PCBs, asbestos, oil and petroleum products, urea-formaldehyde (“Hazardous Material”) so as to contaminate any soil, groundwater, surface water, air or building materials of any property in a manner which would legally require remediation, investigation or similar response activity. No Hazardous Materials are present as a result of the actions or omissions of the Company, or, as a result of any actions of any third party or otherwise, in, on or under any property that the Company has at any time owned, operated, occupied or leased, including the land and the improvements, ground water and surface water thereof so as to give rise to any liability or clean-up obligation of the Company under any Environmental Laws. “Environmental Laws” means any and all statutes, laws and regulations relating in any way to pollution, the environment or the protection of human health and worker safety, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act of 1976, as amended; the Federal Water Pollution Control Act, as amended; the Clean Air Act, as amended, and the Occupational Safety and Health Act of 1970, as amended.

(b) Hazardous Materials Activities. The Company has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any Environmental Laws in effect on or before the Effective Time, nor has the Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to as “Hazardous Materials Activities”) in violation of any Environmental Laws in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

(c) Permits. The Company currently holds, and is (and has been) in compliance in all material respects with, all environmental approvals, permits, licenses, clearances and consents (the “Environmental Permits”) and any conditions placed thereon necessary for the conduct of the Company’s Hazardous Material Activities and other businesses of the Company as such activities and businesses are currently being conducted.

(d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the Company’s knowledge, threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company. The Company has no knowledge of any fact or circumstance that is reasonably likely to involve the Company in any environmental litigation or impose upon the Company any environmental liability.

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(e) Environmental Records. The Company has delivered to Parent or made available for inspection by Parent and its agents, representatives and employees all records in the Company’s possession concerning the Hazardous Materials Activities of the Company relating to its business and all environmental audits and environmental assessments of any Company Facility currently or previously owned, leased, occupied, or controlled by the Company, conducted at the request of, or otherwise in the possession of the Company.

     2.19  Brokers’and Finders’Fees; Third Party Expenses. Except as set forth on Schedule 2.19, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’fees or agents’commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby. Schedule 2.19 sets forth the principal terms and conditions of any agreement, written or oral, with respect to such fees. Schedule 2.19 also sets forth the Company’s current good faith and reasonable estimate of all Third Party Expenses (as defined in Section 5.4) expected to be incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby.

     2.20  Employee Matters and Benefit Plans.

(a) Definitions. With the exception of the definition of “Affiliate” set forth in Section 2.20(a)(i) below (which definition shall apply only to this Section 2.20), for purposes of this Agreement, the following terms shall have the meanings set forth below:

(i) “Affiliate” shall mean any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

(ii) “Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any Employee, or with respect to which the Company or any Affiliate has or may have any liability or obligation;

(iii) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

(iv) “DOL” shall mean the United States Department of Labor;

(v) “Employee” shall mean any current, former or retired employee, consultant or director of the Company or any Affiliate;

(vi) “Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement, contract or understanding between the Company or any Affiliate and any Employee;

(vii) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended;

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(viii) “FMLA” shall mean the Family Medical Leave Act of 1993, as amended;

(ix) “International Employee Plan” shall mean each Company Employee Plan that has been adopted or maintained by the Company or any Affiliate, whether informally or formally, or with respect to which the Company or any Affiliate will or may have any liability,for the benefit of Employees who perform services outside the United States;

(x) “IRS” shall mean the Internal Revenue Service;

(xi) “Multiemployer Plan” shall mean any “Pension Plan” (as defined below) which is a “multiemployer plan,” as defined in Section 3(37) of ERISA; and

(xii) “Pension Plan” shall mean each Company Employee Plan which is an” employee pension benefit plan, within the meaning of Section 3(2) of ERISA.

(b) Schedule. Schedule 2.20(b) contains an accurate and complete list of each Company Employee Plan, International Employee Plan, and each Employee Agreement. The Company does not have any plan or commitment to establish any new Company Employee Plan, International Employee Plan, or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to adopt or enter into any Company Employee Plan, International Employee Plan, or Employee Agreement.

(c) Documents. The Company has provided or made available to Parent: correct and complete copies of (i) all documents embodying each Company Employee Plan, International Employee Plan, and each Employee Agreement including (without limitation) all amendments thereto and all related trust documents; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, filed under ERISA or the Code in connection with each Company Employee Plan; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and all material applications and correspondence to or from the IRS or the DOL with respect to any such application or letter; (vii) all written agreements and contracts relating to each Company Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (viii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company; (ix) all correspondence to or from any governmental agency relating to any Company Employee Plan; (x) all COBRA forms and related notices (or such forms and notices as required under comparable law); (xi) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (xii) the three (3) most recent plan years discrimination tests for each Company Employee Plan; and (xiii) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan.

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(d) Employee Plan Compliance. Except as set forth on Schedule 2.20(d), (i) the Company has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Company Employee Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Employee Plan; (iii) no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA (or any administrative class exemption issued thereunder), has occurred with respect to any Company Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (v) each Company Employee Plan (other than any stock option plan) can be amended, terminated or otherwise discontinued after the Effective Time, without material liability to the Parent, the Company or any of its Affiliates (other than ordinary administration expenses); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of the Company or any Affiliates, threatened by the IRS or DOL with respect to any Company Employee Plan; and (vii) neither the Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

(e) Pension Plan. Neither the Company nor any Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

(f) Collectively Bargained Multiemployer and Multiple Employer Plans. At no time has the Company or any Affiliate contributed to or been obligated to contribute to any Multiemployer Plan. Neither the Company, nor any Affiliate has at any time ever maintained, established, sponsored, participated in, or contributed to any multiple employer plan, or any plan described in Section 413 of the Code.

(g) No Post-Employment Obligations. No Company Employee Plan provides, or reflects or represents any liability to provide retiree health to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree health, except to the extent required by statute.

(h) Health Care Compliance. The Company has complied in all material respects with, and has no unsatisfied obligations under, the applicable health care continuation and notice requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women’s Health and Cancer Rights Act, the requirements of the Newborns’and Mothers’ Health Protection Act of 1996, and any amendment to each such Act, and any similar provisions of state law applicable to its Employees.

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(i) Effect of Transaction.

(i) The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

(ii) No payment, compensation or benefit which will or may be made by Parent, the Company or its Affiliates with respect to any Employee or any other “disqualified individual” will be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code.

(j) Employment Matters. The Company: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, reasonably anticipated or threatened claims or actions against the Company under any worker’s compensation policy or long-term disability policy.

(k) Labor. No work stoppage or labor strike against the Company is pending or threatened or reasonably anticipated. The Company does not know of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in liability to the Company. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.

(l) International Employee Plan. Each International Employee Plan has been established, maintained and administered in compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent the Company or Parent from terminating or amending any International Employee Plan at any time for any reason without liability to the Company or its Affiliates (other than ordinary administration expenses or routine claims for benefits).

(m) Retention Matters. The Company has no knowledge that any Company employee, or group of Company employees, intends to terminate employment with the Company.

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2.21 Accounts Receivable; Inventory; Backlog; Customers.

(a) Accounts Receivable. The Company has made available to Parent a report of the accounts receivable of the Company (“Accounts Receivable”) as of July 31, 2001, indicating (x) the aggregate dollar amount of Accounts Receivable of the Company: (1) 0-30 days past due, (2) 31-60 days past due, (3) 61-90 days past due and (4) 91-120 days past due and (y) for any Account Receivable that is 90 days or more past due, the dollar amount by individual account and the reason such account is 90 days or more past due. The name of any individual Account Receivable does not need to be included in such list. Except as set forth on Schedule 2.21(b), all Accounts Receivable of the Company arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied and are collectible except to the extent of reserves therefor set forth on the unaudited Balance Sheet. No person has any Lien on any of such Accounts Receivable and no request or agreement for deduction or discount has been made with respect to any of such Accounts Receivable.

(b) Inventories. All of the inventories of the Company reflected on the Balance Sheet, on the Company’s books and records, or held by third parties on the Company’s behalf on the date hereof were purchased, acquired or, if produced by the Company, produced in the ordinary and regular course of business and in a manner consistent with the Company’s regular inventory practices and are set forth on the Company’s books and records in accordance with the practices and principles of the Company consistent with the method of treating said items in prior periods. None of the inventory of the Company reflected on the Balance Sheet, on the Company’s books and records, or held by third parties on the Company’s behalf as of the date hereof (in either case net of the reserve therefor, which reserve was $200,000 at July 31, 2001) is obsolete, defective, unsaleable or in excess of the needs of the business of the Company reasonably anticipated for the normal operation of the business consistent with past practices and outstanding customer contracts. The presentation of inventory on the Company Financials and Balance Sheet conform to GAAP and such inventory is stated at the lower of cost (determined using the first-in, first-out method) or net realizable value.

(c) Backlog. Schedule 2.21(c) sets forth the Company’s total backlog as of August 15, 2001, and the amounts listed therein represent orders received in the ordinary course of business consistent with past business practices and are recorded as backlog consistent with the Company’s methods for recording unfulfilled orders.

(d) Customers. The Company sales projections provided to Parent were prepared by the Company in good faith and on a reasonable basis. No Company customer set forth on Schedule 2.7 has notified the Company that it intends to reduce its purchases of Company products or services.

     2.22  Warranties; Indemnities. Except for the warranties and indemnities contained in those contracts and agreements set forth in Schedule 2.22, the Company has not given any warranties or indemnities relating to products or technology sold or licensed or services rendered by the Company, other than standard warranties and indemnities in the ordinary course of business and imposed by law, and the Company has not experienced any warranty claims.

     2.23  Materials and Parts. To the Company’s knowledge, there is no actual or threatened shortage of materials or parts from any source that has had or is reasonably likely to have a Material Adverse Effect.

     2.24  Representations and Materials Complete. None of the representations or warranties made by the Company in this Agreement (as modified by the Company Schedules), nor any statement made in any schedule or certificate furnished by the Company pursuant to this Agreement, contains or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading. The Company has delivered or made available true and complete copies of each document (or summaries of same) that has been requested by Parent or its counsel.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub represent and warrant, jointly and severally, to the Company that the following are true and correct as of the date hereof and shall be true and correct as of the Effective Time, except as otherwise contemplated by this Agreement or except where expressly stated to be true as of a specified date prior to the Effective Time, in which case it shall, as of the Effective Time, continue to be true as of such specified date:

     3.1  Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. At the time Merger Sub becomes a party to this Agreement and at the Effective Time, Merger Sub will be a corporation duly organized, validly existing and in good standing under the laws of the State of Idaho. Parent has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Parent. At the time Merger Sub becomes a party to this Agreement and at the Effective Time, Merger Sub will have the corporate power to own its properties and to carry on its business as then being conducted and will be duly qualified to do business and in good standing in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Parent. Parent has made available a true and correct copy of the Certificate of Incorporation and Bylaws of Parent, each as amended to date, to the Company. Parent will make available a true and correct copy of the Articles of Incorporation and Bylaws of Merger Sub to the Company promptly after Merger Sub is incorporated.

     3.2  Authority. Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. At the time Merger Sub becomes a party to this Agreement and at the Effective Time, Merger Sub will have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent. At the time Merger Sub becomes a party to this Agreement and at the Effective Time, the execution and delivery of this Agreement by Merger Sub and the consummation of the transactions contemplated hereby will have been duly authorized by all necessary corporate action on the part of Merger Sub. This Agreement has been duly executed and delivered by Parent and constitutes the valid and binding obligations of Parent, enforceable against Parent in accordance with its terms. At the time Merger Sub becomes a party to this Agreement and at the Effective Time, this Agreement will have been duly executed and delivered by Merger Sub and constitute the valid and binding obligations of Merger Sub, enforceable against Merger Sub in accordance with its terms. The execution and delivery of this Agreement by Parent does not, and, as of the Effective Time, the consummation of the transactions contemplated hereby will not constitute a Conflict with (i) any provision of the Certificate of Incorporation or Bylaws of Parent, (ii) any material mortgage, indenture, lease, contract or other agreement or instrument to which Parent is a party, or (iii) any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or its properties or assets, except for any such Conflicts that would not, individually or in the aggregate, have a material adverse effect on Parent’s ability to consummate the transactions contemplated by this Agreement. At the time Merger Sub becomes a party to this Agreement and at the Effective Time, the execution and delivery of this Agreement by Merger Sub and the consummation of the transactions contemplated hereby will not constitute a Conflict with (i) any provision of the Articles of Incorporation or Bylaws of Merger Sub, (ii) any material mortgage, indenture, lease, contract or other agreement or instrument to which Merger Sub is a party, or (iii) any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Merger Sub or its properties or assets, except for any such Conflicts that would not, individually or in the aggregate, have a material adverse effect on Parent’s ability to consummate the transactions contemplated by this Agreement. No material consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any third party (so as not to trigger any Conflict) is required by or with respect to Parent in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for the filing of the Articles of Merger with the Idaho Secretary of State. At the time Merger Sub becomes a party to this Agreement and at the Effective Time, no material consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any third party (so as not to trigger any Conflict) will be required by or with respect to Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for the filing of the Articles of Merger with the Idaho Secretary of State.

     3.3  Litigation. There is no action, suit, proceeding, claim, arbitration, or investigation pending or as to which Parent has received any notice of assertion against Parent, which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

     4.1  Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company agrees (except to the extent that Parent shall otherwise consent in writing) to carry on its business in the usual, regular and ordinary course consistent with past business practices, to pay its debts and Taxes when due, to pay or perform other obligations when due, and, to the extent consistent with such business, to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve their relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired its goodwill and ongoing businesses at the Effective Time. The Company shall promptly notify Parent of any event or occurrence or emergency not in the ordinary course of its business, and any material event involving the Company. Except as expressly contemplated by this Agreement or as set forth on Schedule 4.1, the Company shall not, without the prior written consent of Parent:

(a) Enter into any commitment, activity or transaction not in the ordinary course of business consistent with past business practices;

(b) Transfer to any person or entity any rights to any Company Intellectual Property or enter into any agreement with respect to Company Intellectual Property with any person or entity, in each case, other than pursuant to non-exclusive end-user licenses in the ordinary course of business consistent with past business practices;

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(c) Terminate any employees other than for cause or encourage any employees to resign from the Company;

(d) Amend, terminate or otherwise modify (or agree to do so), or violate the terms of, any of the agreements set forth or described in the Company Schedules;

(e) Commence or settle any litigation or proceeding, other than litigation or a proceeding to collect debts in the ordinary course of business consistent with past business practices;

(f) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock (or options, warrants or other rights exercisable therefor) except for (i) repurchases of the Company Capital Stock upon the termination of service of any service providers of the Company in accordance with the standard terms set forth in the agreements governing such repurchases, all of which agreements have been provided or made available to Parent, and (ii) exercise or conversion of Company Convertible Securities outstanding on the date hereof;

(g) Issue, sell, grant, contract to issue, grant or sell, or authorize the issuance, delivery, sale or purchase of any shares of Company Capital Stock or securities convertible into, or exercisable or exchangeable for, shares of Company Capital Stock, or any securities, warrants, options or rights to purchase any of the foregoing, except for (i) issuances of Company Capital Stock upon the exercise or conversion of Company Convertible Securitiesoutstanding as of the date hereof and (ii) options to newly hired non officer employees of the Company in amounts not to exceed 1,000 shares in any individual case or 5,000 shares in the aggregate provided that such options will be granted pursuant to the Company’s 1999 Stock Option/Stock Issuance Plan, have standard four-year vesting schedules and not have any acceleration of vesting.

(h) Cause or permit any amendments to its Articles of Incorporation or Bylaws;

(i) Acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company;

(j) Sell, lease, license or otherwise dispose of any of the assets or properties of the Company which are not Company Intellectual Property other than in the ordinary course of business and consistent with past practices, including but not limited to the performance of obligations under contractual arrangements listed on the Company Schedules existing as of the date hereof, or create any security interest in such assets or properties;

(k) Grant any loan to any person or entity, incur any indebtedness or guarantee any indebtedness, issue or sell any debt securities, guarantee any debt securities of others, purchase any debt securities of others or amend the terms of any outstanding agreements related to borrowed money, except for advances to employees for travel and business expenses in the ordinary course of business consistent with past practices;

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(l) Grant (whether in cash, stock, equity securities or property) any severance or termination pay (i) to any director or officer or (ii) to any employee or consultant, except payments made pursuant to standard written agreements outstanding as of the date hereof and disclosed on Schedule 4.1(l), or increase (whether in cash, stock, equity securities or property) in the salary or other compensation payable or to become payable by the Company to any of its officers, directors, employees or advisors, or declare, pay or make any commitment or obligation of any kind for the payment (whether in cash, stock, equity securities or property) by the Company of a bonus or other additional salary or compensation to any such person, or adopt or amend any Company Employee Plan or enter into any Employee Agreement (as defined in Section 2.20);

(m) Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business and consistent with past practice;

(n) Take any action to accelerate the vesting schedule of any of the outstanding Company Options or Company Capital Stock other than as required by existing agreements outstanding on the date hereof and as disclosed in the Disclosure Schedule;

(o) Pay, discharge or satisfy, in an amount in excess of $5,000 individually or $50,000 in the aggregate any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of (i) liabilities in the ordinary course of business consistent with past practice or (ii) liabilities reflected or reserved against in the Company Financial Statements;

(p) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(q) Enter into any strategic alliance, joint development or joint marketing arrangement or agreement;

(r) Fail to pay or otherwise satisfy its monetary obligations as they become due, except such as are being contested in good faith and with respect to which adequate reserves are established;

(s) Waive or commit to waive any rights with a value in excess of $5,000 individually or $50,000 in the aggregate;

(t) Cancel, materially amend or renew any existing insurance policy other than in the ordinary course of business or allow any such insurance policy to expire;

(u) Alter, or enter into any commitment to alter, its interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest on the date hereof; or

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(v) Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (u) above, or any other action that would prevent the Company from performing or cause the Company not to perform its covenants hereunder.

     4.2  No Solicitation. Until the earlier of the Effective Time and the date of termination of this Agreement pursuant to the provisions of Section 8.1 hereof, the Company will not (nor will the Company direct, authorize, encourage or permit any of the Company’s officers, directors, stockholders, agents, employees, representatives or affiliates to) directly or indirectly, take any of the following actions with any party other than Parent and its designees: (a) solicit, initiate, entertain, or encourage any proposals or offers from, or conduct discussions with or engage in negotiations with, any person relating to any possible acquisition of the Company or any of its Subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its assets or any equity interest in the Company or any of its Subsidiaries, (b) provide information with respect to it to any person, other than Parent and its designees, relating to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any such person with regard to, any possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its assets or any equity interest in the Company or any of its Subsidiaries, (c) enter into an agreement with any person, other than Parent and Merger Sub, providing for the acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its capital stock or assets or any equity interest in the Company or any of its Subsidiaries, or (d) make or authorize any statement, recommendation or solicitation in support of any possible acquisition of the Company or any of its Subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its assets or any equity interest in the Company or any of its Subsidiaries by any person, other than by Parent and Merger Sub. The Company shall immediately cease and cause to be terminated any such contacts or negotiations with third parties relating to any such transaction or proposed transaction. In addition to the foregoing, if the Company receives prior to the Effective Time or the termination of this Agreement any offer or proposal relating to any of the above, the Company shall immediately notify Parent thereof, including information as to the identity of the offer or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Parent may reasonably request. Except as contemplated by this Agreement, disclosure by the Company or the Company’s officers, directors, stockholders, agents, employees, representatives or affiliates of the terms hereof (other than the prohibition of this Section 4.2) shall be deemed to be a violation of this Section 4.2.

ARTICLE V

ADDITIONAL AGREEMENTS

     5.1  Stockholder Approval. As soon as reasonably practicable following the execution of this Agreement, the Company shall submit this Agreement and the transactions contemplated hereby, including the Merger, to its stockholders for approval and adoption as provided by Idaho Law and its Articles of Incorporation and Bylaws. The Company shall use its reasonable best efforts to solicit and obtain the consent of its stockholders sufficient to approve the Merger and this Agreement prior to Closing, and to enable the Closing to occur as promptly as practicable, and in any event, within 45 days, following the date hereof. The materials submitted to the Company’s stockholders shall be subject to review and approval by Parent and shall include information regarding the Company, the terms of the Merger and this Agreement and the unanimous recommendation of the Board of Directors of the Company in favor of the Merger and this Agreement, and the transactions contemplated hereby. None of the information contained in any documents mailed or delivered to the stockholders of the Company in connection with soliciting their consent to this Agreement or the Merger will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent for inclusion or incorporation by reference in any of said documents. None of the information supplied by Parent that is contained in any documents mailed or delivered to the stockholders of the Company in connection with soliciting their consent to this Agreement or the Merger will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company for inclusion or incorporation by reference in any of said documents.

     5.2  Access to Information. The Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (a) all of its properties, books, contracts, commitments and records, and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 5.2 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

     5.3  Expenses. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties (“Third Party Expenses”) incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall, subject to Section 7.2(l) and the definition of Total Transaction Value, be the obligation of the respective party incurring such fees and expenses.

     5.4  Public Disclosure. Unless otherwise required by law (including, without limitation, federal and state securities laws) or, as to Parent, by the rules and regulations of the New York Stock Exchange, prior to the Effective Time, no disclosure (whether or not in response to an inquiry) of the subject matter or existence of this Agreement shall be made by any party hereto unless approved by Parent and the Company prior to release, provided that such approval shall not be unreasonably withheld.

     5.5  Consents. The Company shall promptly apply for or otherwise seek and use its reasonable best efforts to obtain all consents and approvals required to be obtained by it for the consummation of the Merger including all consents, waivers and approvals under any of the Contracts or with any Governmental Entity as may be required in connection with the Merger (all of such consents, waivers and approvals are set forth on the Company Schedules) so as to preserve all rights of and benefits to the Company thereunder.

     5.6  FIRPTA Compliance. On or prior to the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

     5.7  Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its reasonable efforts to ensure that its representations and warranties remain true and correct in all material respects, and to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings, and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided that Parent shall not be required to agree to any divestiture by Parent or the Company or any of Parent’s Subsidiaries or affiliates of shares of capital stock or of any business, assets or property of Parent or its Subsidiaries or affiliates or the Company or its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

     5.8  Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which has caused or is likely to cause any representation or warranty of the Company and Parent, respectively, contained in this Agreement or any other document delivered pursuant hereto to be untrue or inaccurate at or prior to the Effective Time and (ii) any failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or thereunder; provided, however, that the delivery of any notice pursuant to this Section 5.8 shall not (a) limit or otherwise affect any remedies available to the party receiving such notice or (b) limit or otherwise affect any remedies or defenses available to the party giving such notice.

     5.9  Employee Matters. Each person who shall continue as an employee of the Company after the Effective Time, shall be, after the Effective Time, an at-will employee of Parent or Surviving Corporation to the extent permitted by applicable law (a “Continuing Employee”); provided that each employee employed in the United States shall provide proof of the right to work in the United States. Each Continuing Employee shall be eligible to receive salary and benefits (such as medical benefits, bonuses, 401(k)) maintained for employees of Parent on substantially the same terms and conditions in the aggregate as provided to a similarly situated employee of Parent. With respect to paid time off benefits, each Continuing Employee shall be given credit, for the purpose of any service requirements for participation eligibility, or vesting, for his or her period of continuous coverage under comparable Company benefit plans prior to the Effective Time to the extent permitted by Parent’s benefit programs and consistent with Parent’s employee benefit plans. No Continuing Employee, or any of his or her eligible dependents, who, at the Effective Time, are participating in a Company group health plan shall be excluded from Parent’s group plan, or limited in coverage thereunder, by reason of any waiting period restriction or pre-existing condition limitation to the extent permitted by Parent’s employee benefit plans and the insurance carrier or provider. Each Continuing Employee shall receive credit for any deductibles that such individual has paid or has been charged with under any Company group health plan during the calendar year in effect at the Effective Time to the extent consistent with the applicable policies of the insurance carrier or other provider.

     5.10  NYSE. Upon the effectiveness of the Form S-8 covering the Company Options, Parent agrees to authorize for listing on the New York Stock Exchange the shares of Parent Common Stock issuable upon the exercise of all Company Options assumed by Parent hereunder, upon official notice of issuance.

     5.11  Form S-8. As soon as reasonably practicable, but in no event more than thirty (30) days after the Effective Time, Parent agrees to file a registration statement on Form S-8 registering the shares of Parent Common Stock issuable upon the exercise of all Company Options assumed by Parent hereunder.

     5.12  Additional Documents and Further Assurances. Each party hereto, at the request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

     5.13  Termination of 401(k) Plan. Except as provided on Schedule 5.13, effective as of the day immediately preceding the Effective Time, the Company and its Affiliates, as applicable, shall each terminate any and all group severance, separation or salary continuation plans, programs or arrangements and any and all plans intended to include a Code Section 401(k) arrangement (unless Parent provides written notice to the Company that such plans shall not be terminated) (collectively, “Company Employee Plans”). Unless Parent provides such written notice to the Company no later than three business days prior to the Effective Time, the Company shall provide Parent with evidence that such Company Employee Plan(s) have been terminated (effective as of the day immediately preceding the Effective Time) pursuant to resolutions of the Company’s Board of Directors. The form and substance of such resolutions shall be subject to prior review and approval of Parent. The Company also shall take such other actions in furtherance of terminating such Company Employee Plan(s) as Parent may reasonably require.

     5.14  Noncompetition Agreements. The Company shall use its commercially reasonable efforts to cause to be delivered to Parent, prior to the Closing, from each of the persons set forth on Schedule 5.14 (each, a “Section 5.14 Employee”) an executed Noncompetition Agreement in the form attached hereto as Exhibit B.

     5.15  New Options. Promptly, but in no event more than ten (10) business days after the Closing Date, Parent shall grant options to purchase shares of Parent Common Stock (the “New Options”) in the amounts calculated in accordance with Schedule 5.15 and to such persons listed on Schedule 5.15.

     5.16   Employee Bonus. Parent shall pay bonuses to the persons set forth on Schedule 5.16 in the amounts and subject to the terms and conditions set forth on Schedule 5.16.

     5.17  Indemnification. Subject to the last paragraph of Section 7.2(a) hereof, from the Effective Time until the sixth anniversary of the Effective Time, Parent shall cause the Surviving Corporation to fulfill and honor all obligations of the Company pursuant to the Company’s Articles of Incorporation and Bylaws as they are in effect on the date hereof and pay all amounts that become due and payable under such provisions. This Section shall survive the consummation of the Merger, is intended to benefit the Company, the Surviving Corporation and each indemnified party, shall be binding, jointly and severally, on all successors and assigns of the Surviving Corporation and Parent, and shall be enforceable by the indemnified parties.

ARTICLE VI

CONDITIONS TO THE MERGER

     6.1  Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the stockholders of the Company by the requisite vote under applicable Idaho Law and the Company’s Articles of Incorporation.

(b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect.

     6.2   Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement and any other document delivered pursuant hereto, to which they are a party shall have been true and correct when made and true and correct on and as of the Closing Date except for (i) representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), and (ii) inaccuracies which, individually or in the aggregate, would not materially and adversely affect the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement (assuming that each representation or warranty qualified by materiality or material adverse effect was not so qualified). The Company shall have received a certificate with respect to each of the foregoing signed on behalf of Parent by a duly authorized officer of Parent.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to such effect dated as of the Closing Date signed by a duly authorized officer of Parent.

(c) Parent Legal Opinion. The Company shall have received a legal opinion from Wilson Sonsini Goodrich & Rosati, Professional Corporation, legal counsel to Parent, in the form attached as Exhibit C.

6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement and all other documents delivered pursuant hereto to which it is a party shall have been true and correct when made and true and correct on and as of the Closing Date except for (i) representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), and (ii) inaccuracies which, individually or in the aggregate, would not have a Material Adverse Effect on the Company or materially and adversely affect the ability of the Company to consummate the transactions contemplated by this Agreement (assuming that each representation or warranty qualified by materiality or material adverse effect was not so qualified). In addition, the representations and warranties contained in sections 2.1, 2.2, 2.4(a), 2.11, and 2.15 shall each be true and correct in all material respects on and as of the Closing Date except for representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date) (assuming that each representation or warranty qualified by materiality or material adverse effect was not so qualified). Parent shall have received a certificate dated as of the Closing Date with respect to each of the foregoing signed on behalf of the Company by the chief executive officer and chief financial officer of the Company.

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(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Parent and Merger Sub shall have received a certificate to such effect signed by a duly authorized officer of the Company;

(c) Third Party Consents. Parent shall have been furnished with evidence satisfactory to it that the Company has obtained the consents, approvals and waivers set forth on Schedule 6.3(c).

(d) Legal Opinion. Parent shall have received a legal opinion from Fenwick & West LLP, legal counsel to the Company, in the form attached hereto as Exhibit D.

(e) Stockholder Approval. The Company’s stockholders entitled to vote on the Merger holding at least ninety-five percent (95%) of the Company Capital Stock shall have approved this Agreement, the Merger and the transactions contemplated hereby.

(f) No Material Adverse Effect. Since the date of this Agreement, there shall not have been any circumstance, event or occurrence that, individually, or in the aggregate, has resulted, or is reasonably likely to result, in a Material Adverse Effect on the Company.

(g) Secretary’s Certificate. The Company shall have delivered to Parent a copy of (i) the text of the resolutions adopted by the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated by this Agreement, (ii) the text of the resolutions adopted by the stockholders of the Company approving and adopting this Agreement and the Merger and (iii) the Articles of Incorporation and Bylaws of the Company, along with a certificate executed on behalf of the Company by its corporate secretary certifying to Parent that such copies are true, correct and complete copies of such resolutions, Articles of Incorporation and Bylaws, respectively, and that such resolutions, Articles of Incorporation and Bylaws were duly adopted and have not been amended or rescinded.

(h) Certain Employees. Each Section 5.14 Employee shall continue to be employed by the Company as of the Effective Time, shall not have given notice of termination and shall have accepted an offer of employment, or indicated that he will continue in the employ of the Surviving Corporation after the Effective Time.

(i) Noncompetition Agreements. Each Section 5.14 Employee shall have delivered to Parent an executed Noncompetition Agreement in the form of Exhibit B, which shall be in full force and effect.

(j) Resignations. All directors of the Company shall have tendered their resignations as directors of the Company.

(k) Officer’s Certificate. The Company shall have delivered to Parent a copy of (i) the Company’s stock register, which sets forth the name, address and taxpayer identification number of each Company Stockholder and the class and number of shares of Company Capital Stock owned by each Company Stockholder and (ii) the Company’s option register, which sets forth the name, address and taxpayer identification number of each Company Optionholder and the number of shares of Company Capital Stock subject to each Company Option owned by each Company Optionholder, along with a certificate executed on behalf of the Company by the Company’s corporate secretary certifying to Parent that such copies are true, correct and complete copies of the Company’s stock register and option register, respectively.

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(l) Termination or Amendment of Agreements. Each agreement set forth in Section 6.3(l) of the Company Schedules shall have been terminated or amended, as indicated on such schedule.

(m) Tax Returns. The Company shall have filed its federal and state income Tax Returns for the year ended December 31, 2000, in form and substance reasonably satisfactory to Parent.

ARTICLE VII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW

     7.1  Survival of Representations and Warranties. All of the Company’s representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement (each as modified by the Company Schedules) shall survive the Merger and continue until 5:00 p.m., California time, on the first anniversary of the Closing Date (the “Expiration Date”); provided, however that the representations and warranties contained in Section 2.8 shall survive until the applicable statutes of limitations have expired. All of Parent’s representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall expire at the Closing.

     7.2  Escrow Arrangements.

(a) Indemnification. Subject to the limitations and qualifications in this Article VII, the Company Stockholders shall jointly and severally indemnify and hold Parent and its officers, directors, employees, advisors, representatives and affiliates, including the Surviving Corporation after the Effective Time (“Parent Indemnified Parties”) harmless against all claims, losses, liabilities, damages, deficiencies, diminutions in value, costs and expenses, including reasonable attorneys’ fees and expenses of investigation and defense (hereinafter individually a “Loss” and collectively “Losses”) incurred by any Parent Indemnified Parties directly or indirectly as a result of (i) any inaccuracy or breach of a representation or warranty of the Company contained in this Agreement or in any certificate delivered by the Company at the Closing pursuant to the terms of this Agreement, (ii) any failure by the Company to perform or comply with any covenant contained herein, (iii) any Dissenting Shares (to the extent Parent is required to pay any amounts in respect of any Dissenters Shares which is in excess of the amount payable per share of Company Common Stock pursuant to Section 1.6 hereof); or (iv) any Excess Third Party Expenses. For purposes of this Agreement, the term “Excess Third Party Expenses” means the extent to which the Company’s Third Party Expenses exceed an aggregate of $275,000; provided that Excess Third Party Expenses shall be reduced to the extent Third Party Expenses have caused an adjustment to the Total Transaction Value pursuant to Section 1.6(a). In determining whether a breach of any representation, warranty or covenant has occurred, any materiality or knowledge standard contained in a representation, warranty or covenant shall be taken into account; provided however, that in determining the amount of any Losses attributable to a breach, any materiality or knowledge standard contained in a representation, warranty or covenant shall be disregarded.

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     Notwithstanding any provision of this Agreement to the contrary, after the Effective Time no Parent Indemnified Party be entitled to indemnification unless and until one or more Officer’s Certificates (as defined in Section 7.2(e) below) identifying Losses in excess of $250,000 (the “Threshold Amount”) has or have been delivered to the Escrow Agent as provided in Section 7.2(e) hereof, in which case, any Parent Indemnified Party shall be entitled to recover all Losses in excess of $100,000 (the “Basket Amount”) and all additional Losses so identified; provided however, that the provisions of this sentence shall not apply to any claim with respect to (i) Excess Third Party Expenses, (ii) the representations and warranties regarding the Company’s capitalization set forth in Section 2.2, (iii) Taxes or (iv) Dissenters Shares (to the extent Parent is required to pay any amounts in respect of any Dissenters Shares which is in excess of the amount payable per share of Company Common Stock pursuant to Section 1.6 hereof) (“Unrestricted Damages”) which Unrestricted Damages shall be recoverable in their entirety without regard to the Threshold Amount or the Basket Amount. Nothing herein shall limit the liability of Parent or the Company for any breach of any representation, warranty or covenant if the Merger does not close. The Company Stockholders shall not have any right of contribution from the Company or Parent with respect to any Loss pursuant to this Article VII. Notwithstanding any provision of this Agreement, the Articles of Incorporation or Bylaws of the Company, or in any agreement between the Company and any Securityholder to the contrary entered into prior to the Closing, in no event shall the Surviving Corporation, as the successor in interest to the Company by virtue of the Merger, be obligated to reimburse, contribute, indemnify or hold harmless any Company Stockholder for or in connection with any Losses or obligations of the Company Stockholder under this Article VII, whether or not such person would otherwise be entitled to payment pursuant to Section 5.17 hereof.

(b) Escrow Fund. At the Effective Time, the Company Stockholders will be deemed to have received and deposited with the Escrow Agent (as defined below) the Escrow Amount without any act of any Company Stockholder. As soon as practicable after the Effective Time, without any act of any Company Stockholder, Parent will deposit the Escrow Amount with U.S. Bank Trust, N.A. (or other institution acceptable to Parent and the Securityholder Agent (as defined in Section 7.2(h) below)), as Escrow Agent, such deposit to constitute an escrow fund (the “Escrow Fund”) to be governed by the terms set forth herein and at Parent’s cost and expense. The Escrow Amount shall be available to compensate any Parent Indemnified Party for any claims by such party for any Losses suffered or incurred by it and for which it is entitled to recovery under this Article VII. Parent and the Company each acknowledge that such Losses, if any, would relate to unresolved contingencies existing at the Effective Time, which if resolved at the Effective Time would have led to a reduction in the Total Transaction Value. The Escrow Agent may execute this Agreement following the date hereof and prior to the Closing, and such later execution, if so executed after the date hereof, shall not affect the binding nature of this Agreement as of the date hereof between the other signatories hereto.

(c) Escrow Period; Distribution upon Termination of Escrow Period. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., Pacific Time, on the fifteenth (15th) day after the Expiration Date (the “Escrow Period”). Notwithstanding the foregoing, the Escrow Period shall not terminate with respect to such amount (or some portion thereof), that together with the aggregate amount remaining in the Escrow Fund is necessary in the reasonable judgment of Parent, subject to the objection of the Securityholder Agent and the subsequent arbitration of the matter in the manner provided in Section 7.2(g) hereof, to satisfy any timely made but unsatisfied claims concerning facts and circumstances existing prior to the termination of the Escrow Period specified in any Officer’s Certificate delivered to the Escrow Agent prior to termination of such Escrow Period. As soon as all such claims have been resolved, the Escrow Agent shall deliver to the Company Stockholders the remaining portion of the Escrow Fund, together with all interest earned thereon, to the extent not required to satisfy such claims. Deliveries of the amounts out of the Escrow Fund to the Company Stockholders pursuant to this Section 7.2(c) shall be made in proportion to their respective original contributions to the Escrow Fund as determined pursuant to Section 1.8(b).

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(d) Protection and Investment of Escrow Fund. The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund for the benefit of the Company Stockholders in accordance with the terms of this Agreement and not as the property of Parent and shall hold and dispose of the Escrow Fund for the benefit of the Company Stockholders only in accordance with the terms hereof. Except as Parent and the Securityholder Agent may from time to time jointly instruct the Escrow Agent in writing, the Escrow Fund shall be invested from time to time, to the extent possible, in United States Treasury Bills having a remaining maturity of 90 days or less and repurchase obligations secured by such United States Treasury Bills, with any remainder being deposited and maintained in a money market deposit account with the Escrow Agent, until disbursement of the entire Escrow Fund. The Escrow Agent is authorized to liquidate in accordance with its customary procedures any portion of the Escrow Fund consisting of investments to provide for payments required to be made under this Agreement. It is agreed for federal income tax purposes that the parties hereto shall treat interest as the property of the Company Stockholders and the Escrow Agent shall report the interest for federal income tax purposes consistently with such treatment.

(e) Claims. If any Parent Indemnified Party suffers a Loss, Parent shall deliver to the Escrow Agent and the Securityholder Agent (or only the Securityholder Agent if the Loss will be satisfied only pursuant to Section 7.3), at any time on or before the last day of the Escrow Period or the date that a Milestone Bonus is to be paid, as applicable, a certificate signed by any officer of Parent (an “Officer’s Certificate”): (A) stating that Parent has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Losses, and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related. If such Losses are to be paid, in whole or in part, from the Escrow Fund, the Escrow Agent shall, subject to the provisions of Sections 7.2(a), 7.2(b) and 7.2(f) hereof, deliver to Parent out of the Escrow Fund, as promptly as practicable an amount equal to such Losses. Each distribution of cash from the Escrow Fund for any such Losses shall be taken ratably from each Company Stockholder’s portion of the cash held in the Escrow Fund. If such Losses are to be set-off pursuant to Section 7.3, Parent shall, subject to Sections 7.2(f) and 7.3, set-off such Losses against the Milestone Payments as provided in Section 7.3.

(f) Objections to Claims. For a period of thirty (30) days after the delivery of an Officer’s Certificate, the Escrow Agent shall make no delivery to Parent of any Escrow Amounts pursuant to Section 7.2(e) hereof and Parent shall make no payment of Milestone Bonuses unless the Securityholder Agent shall have provided written authorization to make such delivery or to off-set Losses against the Milestone Bonus as provided in Section 7.3. After the expiration of such thirty (30)-day period, the Escrow Agent shall make delivery of cash from the Escrow Fund in accordance with Section 7.2(e) hereof and Parent shall off-set Losses against the Milestone Bonus and pay the remaining Milestone Bonus amounts, provided that no such action may be taken if the Securityholder Agent shall object in a written statement to the claim made in the Officer’s Certificate, and such statement shall have been delivered to the Escrow Agent and Parent prior to the expiration of such thirty (30)-day period.

(g) Resolution of Conflicts; Arbitration.

(i) In case the Securityholder Agent shall so object in writing to any claim or claims made in any Officer’s Certificate, the Securityholder Agent and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Securityholder Agent and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties, and a copy shall be furnished to the Escrow Agent if such amount shall be satisfied from the Escrow Fund. The Escrow Agent shall be entitled to rely on any such memorandum and distribute cash from the Escrow Fund in accordance with the terms thereof.

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(ii) If no such agreement can be reached after good faith negotiation, either Parent or the Securityholder Agent may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three (3) arbitrators. Parent and the Securityholder Agent shall each select one arbitrator, and the two (2) arbitrators so selected shall select a third arbitrator. The arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrators shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’fees and costs, to the same extent as a court of law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of a majority of the three (3) arbitrators as to the validity and amount of any claim in such Officer’s Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 7.2(f) hereof, Parent and the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrators.

(iii) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Santa Clara County, California under the rules then in effect of the American Arbitration Association.

(h) Securityholder Agent; Power of Attorney.

(i) If the Merger is approved by the stockholders of the Company, effective upon such vote, and without further act of any Company Stockholder, Lynn Watson shall be appointed as agent and attorney-in-fact (the “Securityholder Agent”) for each Company Stockholder (except such stockholders, if any, as shall have perfected their appraisal or dissenters’rights under Idaho Law), for and on behalf of the Company Stockholders, to give and receive notices and communications, to authorize delivery to Parent of cash from the Escrow Fund in satisfaction of claims by Parent, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Securityholder Agent for the accomplishment of the foregoing. Such agency may be changed by the Company Stockholders from time to time upon prior written notice to Parent; provided that the Securityholder Agent may not be removed unless holders of a two-thirds interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. Any vacancy in the position of Securityholder Agent may be filled by approval of the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Securityholder Agent, and the Securityholder Agent shall not receive compensation for his or her services. Notices or communications to or from the Securityholder Agent shall constitute notice to or from each of the Company Stockholders.

(ii) The Securityholder Agent shall not be liable to any Company Stockholder for any act done or omitted hereunder as Securityholder Agent while acting in good faith and in the exercise of reasonable judgment; and any act done or omitted pursuant to the advice of counsel that is concurred with by Parent’s counsel shall be exclusively deemed to have been done or omitted in good faith. The Company Stockholders on whose behalf the Escrow Amount was contributed to the Escrow Fund shall severally indemnify the Securityholder Agent and hold the Securityholder Agent harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Securityholder Agent and arising out of or in connection with the acceptance or administration of the Securityholder Agent’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Securityholder Agent.

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(i) Actions of the Securityholder Agent. A decision, act, consent or instruction of the Securityholder Agent shall constitute a decision of all the Company Stockholders for whom a portion of the Escrow Amount otherwise issuable to them is deposited in the Escrow Fund and shall be final, binding and conclusive upon each of such Company Stockholders, and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Securityholder Agent as being the decision, act, consent or instruction of each of such Company Stockholders. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Securityholder Agent.

(j) Third-Party Claims. If Parent receives notice of a third-party claim that Parent believes may result in a demand for monetary damages against the Escrow Fund, Parent shall promptly notify the Securityholder Agent in writing of such claim (but the failure to promptly notify the Securityholder Agent shall not relieve the indemnifying party of its obligations hereunder except to the extent (and only to such extent) that the Securityholder Agent is materially prejudiced by such failure to notify). The Securityholder Agent, as representative for the Company Stockholders, may, at his election and upon written notice to Parent, undertake control of the defense of such third-party claim with counsel of his choosing reasonably acceptable to Parent, in which case Parent may participate in such defense through its own counsel and at its own expense. Notwithstanding the foregoing, the Securityholder Agent may not undertake the defense of a third-party claim if (i) such claim involves Taxes, (ii) such claim demands injunctive or other equitable relief, (iii) Parent reasonably determines that the claim is likely to exceed the then remaining amounts in the Escrow Fund, (iv) the Securityholder Agent or any Stockholder is also a party to such third-party claim or (v) Parent reasonably determines that it would be inappropriate for a single counsel to represent all parties under applicable standards of legal ethics. If the Securityholder Agent declines to undertake the defense of such claim by delivering written notice to Parent within fifteen (15) days after written notice of such claim has been delivered to the Securityholder Agent or fails to diligently defend such claim at any time, Parent shall have the right to undertake the defense of such claim with counsel of its choosing and the fees and expenses of such counsel shall constitute Losses for purposes of this Article VII. If the Securityholder Agent elects to undertake the defense of a third-party claim, the Securityholder Agent shall be entitled to recover its reasonable attorneys fees and expenses that relate to such third-party claim from the Escrow Fund immediately prior to the expiration of the Escrow Period out of amounts that would otherwise be distributed to the Company Stockholders pursuant to Section 7.2(c); provided, however, that any and all Losses incurred by Parent, its officers, directors or affiliates (including the Surviving Corporation) that are recoverable against the Escrow Fund and any amounts necessary to satisfy unresolved claims pursuant to this Article VII shall be satisfied in full or reserved for before any attorneys fees and expenses of the Securityholder Agent may be paid from the Escrow Fund. If the Securityholder Agent elects to undertake the defense of a third-party claim, the Securityholder Agent shall advise Parent of material developments and otherwise keep Parent informed with respect to such third-party claim. If the Securityholder Agent has not undertaken the defense of a third-party claim, then upon the Securityholder Agent’s request, Parent shall advise Securityholder Agent of material developments and otherwise keep Securityholder informed with respect to such third-party claim; provided however that Parent shall not be required to provide any confidential or non-public information. If the Securityholder Agent elects to undertake the defense of a third-party claim, the Securityholder Agent may not settle such third-party claim without Parent’s prior written consent, which consent shall not be unreasonably withheld. If the Securityholder Agent declines to undertake the defense of a third-party claim or fails to diligently defend such claim at any time, Parent shall have the right in its reasonable discretion to settle any such claim; provided, however, that except with the consent of the Securityholder Agent, no settlement of any such claim with third-party claimants shall be determinative of the amount, validity or existence of any claim against the Escrow Fund. If the Securityholder Agent has consented to any such settlement, the Securityholder Agent shall have no power or authority to object under any provision of this Article VII to the amount of any claim by Parent against the Escrow Fund with respect to and in the amount of such settlement. Parent and the Securityholder Agent shall cooperate with each other in all reasonable respects in connection with the defense of any third-party claim, including making available records relating to such claim and furnishing employees of Parent or the Surviving Corporation as may be reasonably necessary for the preparation of the defense of any such third-party claim or for testimony as witness in any proceeding relating to such claim.

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(k) Escrow Agent’s Duties.

(i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Securityholder Agent, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

(ii) The Escrow Agent is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court of law, notwithstanding any notices, warnings or other communications from any party or any other person to the contrary. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

(iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

(iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

(v) In performing any duties under the Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with Escrow Agent’s duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by it in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

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(vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and the amounts in the Escrow Fund and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent’s discretion, the Escrow Agent may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damage. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and the amounts in the Escrow Fund, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action and which the parties jointly and severally agree to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

(vii) The parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of its duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter; provided, however, that nothing contained in this clause (vii) shall affect the obligations of the parties as between themselves under Section 7.2(l).

(viii) The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to the parties; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: Parent and the Securityholder Agent shall use their best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of California. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as Escrow Agent. The predecessor escrow agent shall thereupon be discharged from any further duties and liability under this Agreement.

(l) Fees. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Parent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. If the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to this escrow or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney’s fees, and expenses occasioned by such default, delay, controversy or litigation. Parent promises to pay these sums upon demand.

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(m) Exclusive Remedy. Except as provided in the following sentence, following the Closing resort to the Escrow Fund and the set-off right described in Section 7.3 shall be the sole and exclusive right and remedy of Parent for breaches of the representations, warranties, covenants and agreements of the Company contained herein and in any certificate delivered by the Company at the Closing pursuant to the terms of this Agreement, or any claims, demand, actions or other causes of action brought against the Company and its shareholders, officers or directors hereunder or with respect to any of the transactions contemplated by this Agreement. Notwithstanding the foregoing, the existence of this Article VII and the rights and restrictions set forth herein do not limit any other potential remedies of Parent with respect to fraud or any intentional breach by the Company or its officers or directors of the representations, warranties or covenants of the Company contained in this Agreement.

     7.3  Right of Set-Off. Notwithstanding anything set forth in this Agreement to the contrary, if the Escrow Fund shall be insufficient to satisfy any and all Losses incurred by any Parent Indemnified Parties directly or indirectly as a result of any inaccuracy or breach of Sections 2.8, 2.11 or 2.15 with respect to which any of them would otherwise be entitled to indemnification under this Article VII, Parent shall be entitled to set-off any such Losses against the first $2,000,000 of the First Milestone Bonus (as defined in Schedule 5.16) payable by Parent under this Agreement as and when it becomes due (the “First Set-Off Amount”). In addition, if the Escrow Fund and the First Set-Off Amount shall be insufficient to satisfy any and all Losses incurred by any Parent Indemnified Parties directly or indirectly as a result of any inaccuracy or breach of Section 2.8(b)(ii)(B) with respect to which any of them would otherwise be entitled to indemnification under this Article VII, Parent shall be entitled to set-off up to an aggregate of $1,000,000 of such additional Losses against the Second Milestone Bonus, Third Milestone Bonus (each as defined in Schedule 5.16) or both payable by Parent under this Agreement as and when it becomes due. Notwithstanding the foregoing, Parent shall exhaust the Escrow Fund before exercising its right to set-off under this Section 7.3. Any such payment shall be withheld on a pro rata basis from the Milestone Bonus otherwise then payable. Neither the exercise of nor the failure to exercise such right of set-off will constitute an election of remedies or limit Parent in any manner in the enforcement of any other remedies that may be available to it.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

     8.1   Termination. Except as provided in Section 8.2 below, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a) by mutual consent of the Company and Parent;

(b) by Parent or the Company if: (i) the Effective Time has not occurred before 5:00 p.m. (Pacific time) on November 1, 2001(the “End Date”); provided that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose willful failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity that would make consummation of the Merger illegal;

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(c) by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger, by any Governmental Entity, which would: (i) prohibit Parent’s or the Company’s ownership or operation of all or any material portion of the business of the Company or (ii) compel Parent or the Company to dispose of or hold separate all or a material portion of the business or assets of the Company or Parent as a result of the Merger;

(d) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company within thirty (30) days through the exercise of its reasonable best efforts, then for so long as the Company continues to exercise such reasonable best efforts Parent may not terminate this Agreement under this Section 8.1(d) unless such breach is not cured within thirty (30) days (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(d) if it shall have materially breached this Agreement);

(e) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Parent’s representations and warranties or breach by Parent is curable by Parent within thirty (30) days through the exercise of its reasonable best efforts, then for so long as Parent continues to exercise such reasonable best efforts the Company may not terminate this agreement under this Section 8.1(e) unless such breach is not cured within thirty (30) days (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(e) if it shall have materially breached this Agreement).

     Where action is taken to terminate this Agreement pursuant to this Section 8.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

     8.2  Effect of Termination. If this Agreement is terminated as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company, or their respective officers, directors or stockholders, provided that the provisions of Sections 5.3 and 5.4 and Articles VIII and IX of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

     8.3  Amendment. Except as is otherwise required by applicable law after the stockholders of the Company approve this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

     8.4  Extension; Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE IX

GENERAL PROVISIONS

     9.1   Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Merger Sub, to:

Cypress Semiconductor Corporation
195 Champion Court
San Jose, CA 95134
Attention: Chief Executive Officer
Telephone No.: (408) 943-2600
Facsimile No.: (408) 943-4730

with a copy to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
Attention: Larry W. Sonsini
Telephone No.: (650) 493-9300
Facsimile No.: (650) 493-6811

(b)	if to the Company, to:

In-System Design, Inc.
12426 W. Explorer Dr., Suite 100
Boise, ID 83713
Attention: Chief Executive Officer
Telephone No.: (208) 377-9222
Facsimile No.: (208) 377-9333

with a copy to:

Fenwick & West LLP
275 Battery Street
San Francisco, California 94111
Attention: Douglas N. Cogen
                   Jacque Palmer
Telephone No: (415) 875-2300
Facsimile No: (415) 281-1350

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(c)	if to the Securityholder Agent:

Mr. Lynn Watson C/o In-System Design, Inc. 12426 W. Explorer Dr., Suite 100 Boise, ID 83713 Telephone No.: (208) 377-9222 Facsimile No.: (208) 377-9333

(d)	if to the Escrow Agent:

U.S. Bank Trust, N.A. Escrow Services One California Street, 25th Floor San Francisco, CA 94111 Attention: Ann Gadsby Telephone No.: (415) 273-4532 Facsimile No.: (415) 273-4591

9.2 Interpretation.

(a) As used herein:

(i) the words “include,” “includes” and “including” shall be deemed in each case to be followed by the words “without limitation.”

(ii) the term “Material Adverse Effect” shall mean a material adverse effect on the business, assets (including intangible assets) financial condition, or results of operations of the specified entity and its Subsidiaries, taken as a whole; except to the extent that the Company is able to demonstrate that any such effect results from (i) any change, event, violation, inaccuracy, circumstance or effect that results directly and primarily from changes affecting the semiconductor industry which do not disproportionately affect the Company or (ii) any reduction in the Company’s sales or customers that results directly and primarily from the public announcement or pendency of the transactions contemplated hereby.

(iii) the term “knowledge” shall mean, with respect to the Company or Parent, what is within the actual knowledge of any of the executive officers or directors of the Company or Parent, as the case may be, after making reasonable inquiry of those employees whose job responsibilities address the matter in question.

(b) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.3  Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     9.4  Entire Agreement; Assignment. This Agreement, the Schedules and Exhibits hereto, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) other than Section 5.17 are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided, except that Parent and Merger Sub may assign their respective rights and delegate their respective obligations hereunder to their respective affiliates (provided that Parent or Merger-Sub, as the case may be, remain liable for the performance of obligations assigned.)

     9.5  Severability. If any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     9.6  Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy; provided, that after the Closing, the remedies set forth in Article VII (including Section 7.3) are the sole and exclusive remedies of Parent for breaches of the representations, warranties, covenants and agreements of the Company contained herein or in any certificate delivered by the Company at the Closing pursuant to the terms of this Agreement except in the case of fraud or intentional breach of the representations, warranties or covenants in this Agreement.

     9.7   Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

     9.8  Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     9.9 Specific Performance. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

(Remainder of page intentionally left blank.)

     IN WITNESS WHEREOF, Parent, the Company and, with respect to Article VII only, the Escrow Agent and the Securityholder Agent, and have caused this Agreement to be signed by their duly authorized respective officers, all as of the date first written above.

CYPRESS SEMICONDUCTOR CORPORATION	IN-SYSTEM DESIGN, INC.

By:	/s/ Emmanuel Hernandez ————————————————	By:	/s/ Lynn R. Watson ————————————————

Name: Emmanuel Hernandez Title: CFO	Name: Lynn R. Watson Title: CEO

ESCROW AGENT: U.S. BANK TRUST, N.A.	SECURITYHOLDER AGENT

By:	/s/ Ann Gadsby ————————————————	/s/ Lynn R. Watson ————————————————

Name: Ann Gadsby Title: Vice President

***REORGANIZATION AGREEMENT***